April 29, 1998

VIA FACSIMILE:    Chuck Cannon
           RE:    Employment Offer

Dear Chuck;

Lifestream Technologies, Inc. is submitting this formal offer of employment for your consideration and acceptance as Vice President of Sales. This position is to be based in Fort Collins, Colorado.

                          LIFESTREAM TECHNOLOGIES, INC.
                          -----------------------------
                               OFFER OF EMPLOYMENT
                               -------------------

         Salary

Your starting salary will be $75,000.00 per year.

         Insurance

While you are an employee, the Company will pay to you, each month an amount equal to your present medical insurance premium as long as you are not covered by a spouse's or other insurance program, until such the time the Company makes an insurance program generally available.

         Matching Stock Purchase Program

As a requirement for employment you will purchase at least One Unit (10,000 shares) of the Company's restricted (legend stock) common stock at $1.25 per share under the Company's stock purchase agreement. You may purchase additional shares if you wish; however this is a one-time offer. In addition the Company will issue one share of the Company's restricted common stock at a cost of $.001 per share for every share purchased. The Company retains the right to purchase back all shares (under the schedule below) including all matching shares at a price equal to the original purchase price if you resign or are terminated.

          Employment Period               Company "Buy Back Option"

             0-12 months                              100%
            12-24 months                               80%
            24-36 months                               60%
            36-48 months                               40%
            48-60 months                               20%
          over 60 months                                0%

         Stock Options

The Company will issue an option for 20,000 shares of the Company's restricted common stock at $1.25 per share or fair market value from the Company's Incentive Stock Option Plan. Options will vest as set forth below. Details and other provisions are set forth in the Company's stock option plan and the related stock option agreements.

           Employment Period                      Option Vesting

             0-12 months                                0%
            12-24 months                               25%
            24-36 months                               50%
            36-48 months                               75%
            48-60 months                              100%

         Incentive Stock Option Plan

You will be eligible to participate further in the Stock Option Plan based on the Company's and your personal performance. Your performance reviews will be conducted on an annual basis and upon a recommendation from the CEO and approval by the Board, additional option grants may be made. All options will be fully vested in the event of the sale of the Company.

         Confidentiality

All employees will be required to execute the Company's standard confidentiality and non-disclosure agreements as well as other Company employment forms and agreements.

         Acceptance

It is the Company's interest to conclude our corporate objectives regarding the Ft. Collins initiative as soon as possible. This offer is open until May 8, 1998, and is predicated on the acceptance by all members of the proposed management team. Notification to present employer should not be given until the Company has received an acceptance by everyone in the management team (estimate date May 8, 1998). The Company will notify you as to the acceptance of all parties.

         Starting Date

The starting date of employment will be determined by the mutual agreement of both parties.

Thank you for your immediate consideration of this offer.

Sincerely,
------------------------------
Christopher Maus, President
Lifestream Technologies, Inc.

         ACCEPTED BY

\s\                                                5-1-98
-----------------------------                      ------
Chuck Cannon                                        Date


Estimated Starting Date  6-1-98
                         ------

Number Shares to Purchase    20,000
                             ------